EXHIBIT 23.2

GEORGE STEWART, CPA
2301 SOUTH JACKSON STREET, SUITE 101-G
SEATTLE, WASHINGTON   98144
(206) 328-8554   FAX (206) 328-0383

To Whom it May Concern:

The Firm of George Stewart, Certified Public Accountant, consents to the inclusion of the Financial Statements of Coronation Acquisition Corp. as of December 31, 2002 and December 31, 2001, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ George Stewart

George Stewart,, CPA

September 8, 2003